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                          Annual Officer's Certificate


         The undersigns certifies that he is a Senior Vice President of NovaStar Mortgage, Inc. a corporation organized under the laws of the State of Virginia ("NMI"), and that as such he is duly authorized to execute and deliver this certificate on behalf of NMI in connection with the Servicing Agreement dated as of August 1, 1998 (the "Agreement"), among NMI, NovaStar Financial, Inc. and First Union National Bank, as Indenture Trustee, and further certifies that a review of the activities of NMI and of its performance of its obligations has been made under his supervision and to the best of his knowledge, NMI has fulfilled its obligations under the Agreement.

         IN WITNESS WHEREOF, I have affixed hereto my signature this March 31, 1999.

                                                /s/ Christopher S. Miller
                                                --------------------------
                                                Name: Christopher S. Miller
                                                Title: Senior Vice President